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Exhibit 10.28

        CONFORMED COPY

GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC
LICENSE AGREEMENT

Mrs. Fields' Original Cookies, Inc. LICENSEE
March 16, 2004 DATE OF AGREEMENT
See Store Location Schedule ADDRESS OF FACILITY

	G.	OUR RIGHT OF FIRST REFUSAL	18
12.	EXPIRATION OF THIS AGREEMENT		19
	A.	YOUR RIGHT TO ACQUIRE A SUCCESSOR LICENSE	19
	B.	GRANT OF A SUCCESSOR LICENSE	20
	C.	AGREEMENTS/RELEASES	21
13.	TERMINATION OF AGREEMENT		21
	A.	BY YOU	21
	B.	BY US	21
	C.	ASSUMPTION OF MANAGEMENT	23
	D.	REMEDIES	23
14.	OUR AND YOUR RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION OF THIS AGREEMENT		23
	A.	PAYMENT OF AMOUNTS OWED TO US	23
	B.	MARKS	23
	C.	CONFIDENTIAL INFORMATION	24
	D.	COVENANT NOT TO COMPETE	24
	E.	OUR RIGHT TO PURCHASE FACILITY AND/OR LEASE PREMISES	25
	F.	LIQUIDATED DAMAGES	26
	G.	CONTINUING OBLIGATIONS	26
15.	RELATIONSHIP OF THE PARTIES/INDEMNIFICATION		27
	A.	INDEPENDENT CONTRACTORS	27
	B.	NO LIABILITY FOR ACTS OF OTHER PARTY	27
	C.	TAXES	27
	D.	INDEMNIFICATION	27
16.	ENFORCEMENT		28
	A.	SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS	28
	B.	WAIVER OF OBLIGATIONS	28
	C.	COSTS AND ATTORNEYS' FEES	29
	D.	YOU MAY NOT WITHHOLD PAYMENTS DUE TO US	29
	E.	RIGHTS OF PARTIES ARE CUMULATIVE	29
	F.	INTERPRETATION OF RIGHTS AND OBLIGATIONS	29
	G.	GOVERNING LAW	30
	H.	CONSENT TO JURISDICTION	30
	I.	WAIVER OF PUNITIVE DAMAGES AND JURY TRIAL	31
	J.	BINDING EFFECT	31
	K.	LIMITATIONS OF CLAIMS	31
	L.	CONSTRUCTION	31
17.	NOTICES AND PAYMENTS		32

APPENDICES

APPENDIX A     -        LISTING OF OWNERSHIP INTERESTS
APPENDIX B     -        REPRESENTATIONS OF PREVIOUS EXPERIENCE AND PERMITTED ACTIVITIES

GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC
LICENSE AGREEMENT

        THIS LICENSE AGREEMENT (the "Agreement") is made and entered into this 16th day of March, 2004, by and between GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC, a Delaware limited liability company, with its principal business address at 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121 (referred to as "we," "us" or "our"), and Mrs. Fields' Original Cookies, Inc., a Delaware corporation whose principal business address is 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121 (referred to as "you" or "your").

1.    PREAMBLES, ACKNOWLEDGMENTS AND GRANT OF LICENSE.

        A.    PREAMBLES.

        We and our affiliates and predecessors have expended considerable time and effort in developing and operating a system which manufactures and sells cookies and other products at retail stores. These stores ("Cookie System Facilities") operate under distinctive business formats, methods, procedures, designs, layouts, standards and specifications, all of which we may improve, further develop or otherwise modify from time to time. We use, promote and license certain trademarks, service marks and other commercial symbols in operating Cookie System Facilities, which have gained and continue to gain public acceptance and goodwill, and may create, use and license additional trademarks, service marks and commercial symbols in operating Cookie System Facilities (collectively, the "Marks"). We grant to persons who meet our qualifications and are willing to undertake the investment and effort a license to own and operate a Cookie System Facility offering the products and services we authorize and approve and utilizing our business formats, methods, procedures, signs, designs, layouts, equipment, standards, specifications and Marks (the "System"). The System is based in part on providing customers with cookies and other items of uniform quality, emphasizing prompt and courteous over-the-counter service in a clean, wholesome atmosphere which is intended to be attractive to children and families. You have applied for a license to own and operate a Cookie System Facility at each of the locations set forth from time to time on the Store Location Schedule attached hereto (the "Store Location Schedule").

        B.    ACKNOWLEDGMENTS.

        You acknowledge that you received a copy of the Agreement at least 5 business days prior to the date on which this Agreement was executed. You further acknowledge that you have received our Offering Circular at least 10 business days prior to the date on which this Agreement was executed. You acknowledge that you have read this Agreement and our Franchise Offering Circular and understand and accept the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain our high standards of quality and service and the uniformity of those standards at each Cookie System Facility and thereby to protect and preserve the goodwill of the Marks. You acknowledge that you have conducted an independent investigation of the business venture contemplated by this Agreement and recognize that, like any other business, the nature of the business conducted by a Cookie System Facility may evolve and change over time, that an investment in a Cookie System Facility involves business risks and that your business abilities and efforts are vital to the venture's success. Any information you acquire from other Cookie System Facility licensees relating to their sales, profits or cash flows does not constitute information obtained from us, and we make no representation about this information's accuracy. Except for the earnings claim included as Exhibit N in our Offering Circular, we expressly disclaim the making of, and you acknowledge that you have not received or relied on, any express or implied warranty or guarantee as to the revenues, profits or success of the business venture contemplated in this Agreement. You acknowledge that, in all of their dealings with you, our officers, directors, employees and agents act only in a representative, and not in an individual, capacity. All business dealings between you and these persons as a result of this Agreement are only between you and us.

        You represent to us, as an inducement to our entry into this Agreement, that all statements you have made and all materials you have submitted to us in purchasing the license are accurate and complete and that you have made no misrepresentations or material omissions in obtaining the license. We have chosen you based on tangible and intangible qualities which you and your owners have led us to believe you have. Who you and your owners are is important to us and, together with all of your representations, influenced our decision to grant you this license.

        C.    CORPORATION, LIMITED LIABILITY COMPANY OR PARTNERSHIP.

        If you are at any time a corporation, limited liability company or partnership, you agree and represent that:

          (1)   You will have the authority to execute, deliver and perform your obligations under this Agreement, having obtained all required board of directors or other consents, and are duly organized or formed and validly existing in good standing under the laws of the state of your incorporation or formation;

          (2)   Your organizational documents, operating agreement or partnership agreement will recite that the issuance and transfer of any ownership interests in you are restricted by the terms of this Agreement, and all certificates and other documents representing ownership interests in you will bear a legend referring to the restrictions of this Agreement;

          (3)   Appendix A to this Agreement will completely and accurately describe all of your owners and their interests in you;

          (4)   Each of your owners at any time during the term of this Agreement, including after an approved transfer under Section 11, will execute an agreement in the form that we prescribe undertaking to be bound jointly and severally by all provisions of this Agreement and any ancillary agreements between you and us. You and your owners agree to execute and deliver to us any revised Appendices A that may be necessary to reflect any changes in the information that Appendix A now contains and to furnish any other information about your organization or formation that we may request.

        D.    GRANT OF LICENSE.

        You have applied for a license to own and operate a Cookie System Facility at each of the locations set forth from time to time on the Store Location Schedule (each such location, the "Premises"). Subject to the terms of this Agreement, we grant you a license (the "License") to operate a Cookie System Facility (the "FACILITY") at the Premises, and to use the System in its operation, for a term commencing on the date of this Agreement and expiring at the end of the current term of the lease or sublease for the Premises (the "Lease"), without considering any renewal rights or options under the Lease, unless sooner terminated under Section 13. You may not operate the FACILITY from any site other than the Premises without our prior written consent. You may sell authorized and approved products and services only over-the-counter at the Premises and may not engage in any mail order, delivery or other activities where you sell or deliver products or services away from the Premises.

        You agree that you will at all times faithfully, honestly and diligently perform your obligations under this Agreement, continuously exert your best efforts to promote and enhance the FACILITY and not engage in any other business or activity that conflicts with your obligations to operate the FACILITY in compliance with this Agreement.

        E.    RIGHTS WE RESERVE.

        This Agreement grants you the right to operate the FACILITY at the Premises. This is the only right we are granting you. You are not receiving any exclusive or protected area around the FACILITY, any other territorial rights, any options or rights of first refusal to acquire additional licenses for Cookie System Facilities (except as noted in subparagraph (1) below) or any similar rights or protection. In addition, we (and our affiliates) may engage in any other activities we deem appropriate whenever and wherever we want to, including, but not limited to:

          (1)   establishing, and granting to other licensees the right to establish, Cookie System Facilities at any locations and on any terms and conditions we deem appropriate, including, but not limited to, in other spaces and at other locations within the same shopping mall or center where the FACILITY is located, provided, however, that if we decide during the term of this Agreement to establish or grant to another licensee the right to establish a Cookie System Facility within the same shopping mall or center where the FACILITY is located, we first will notify you in writing of our intention to do so. If you (and your owners) then are in full compliance with this Agreement, you will have a right of first refusal to acquire a license for that Cookie System Facility on the terms of our then current license agreement. To exercise this right, you must, within thirty (30) calendar days after receiving notice of our intent to establish the Cookie System Facility, notify us that you wish to acquire a license for that Cookie System Facility and pay us a nonrefundable Ten Thousand Dollar ($10,000.00) deposit toward the initial license fee due for that Facility. If you do not exercise your right of first refusal as described above, or you (or your owners) are not in full compliance with this Agreement or you elect not to acquire a license for the Cookie System Facility after notifying us of your intent to do so and paying us the nonrefundable deposit, we may establish or grant to another licensee the right to establish a Cookie System Facility within the same shopping mall or center where the FACILITY is located on any terms and conditions we deem appropriate; and

          (2)   selling identical, similar or dissimilar products and services, whether identified by the Marks or other trademarks or service marks, through any distribution channels we deem appropriate, wherever located or operating.

Although you may be considered an affiliate of ours as such term is used under this Agreement, this reservation of our rights does not apply to you or supplement or extend your rights as granted in this Agreement to own or operate Cookie System Facilities, distribute Great American Cookie Company products, or use the Marks, or otherwise establish or operate competitive businesses except for those that you operate pursuant to a franchise or license agreement between you and us or between you and one of our other affiliates.

2.    SITE SELECTION, LEASE OF PREMISES AND DEVELOPMENT AND OPENING OF FACILITY .    The parties acknowledge that Sections 2.A, 2.B and 2.C and 2.F shall not apply to any Store identified on the Store Location Schedule as having been opened prior to the date of this Agreement.

        A.    SITE SELECTION.

        You acknowledge that we must accept the site for the Premises as meeting our then current site selection criteria before you may obtain or seek to obtain a binding commitment for, or legal possession of, the site. You acknowledge and agree that our recommendation or acceptance of the Premises, and any information regarding the Premises communicated to you, do not constitute a representation or warranty of any kind, express or implied, as to the suitability of the Premises for a Cookie System Facility or for any other purpose. Our recommendation or acceptance of the Premises only indicates that we believe that the Premises fall within the acceptable criteria for sites and premises that we have established at the time of our recommendation or acceptance of the Premises. Application of criteria that have appeared effective with other sites and premises may not accurately reflect the potential for all sites and premises, and, after our acceptance of a site, demographic and/or other factors included in or excluded from our criteria could change, thereby altering the potential of a site and premises. The uncertainty and instability of these criteria are beyond our control, and we will not be responsible for the failure of a site and premises we have recommended or accepted to meet expectations as to potential revenue or operational criteria. You acknowledge and agree that your acceptance of the License is or will be based on your own independent investigation of the suitability of the Premises.

        B.    LEASE OF PREMISES.

        You acknowledge that we and you have reviewed and accepted the Lease before signing this Agreement. You represent that a copy of the signed Lease already has been delivered to us or will be delivered to us within fifteen (15) days after it is signed. At our request, you agree that you will collaterally assign the Lease to us as security for your timely performance of all your obligations under this Agreement and secure the lessor's or sublessor's consent to the collateral assignment. You acknowledge that our acceptance of the Lease does not constitute a guarantee or warranty, express or implied, of the successful operation or profitability of a Cookie System Facility operated at the Premises. Our acceptance only indicates that we believe that the Premises and the terms of the Lease fall within the acceptable criteria we have established at the time of our acceptance.

        C.    FACILITY DEVELOPMENT.

        Unless the FACILITY already is open and operating, you are responsible for developing the FACILITY. We will give you mandatory and suggested specifications and layouts for a Cookie System Facility, including requirements for dimensions, design, image, interior layout, decor, fixtures, equipment, signs, furnishings and color scheme. You must prepare all required construction plans and specifications to suit the shape and dimensions of the Premises and insure that these plans and specifications comply with applicable ordinances, building codes, permit requirements and Lease requirements and restrictions. You must submit construction plans and specifications to us for approval before you begin constructing the FACILITY and all revised or "as built" plans and specifications during the course of construction. Our review is limited to ensuring that you comply with our design requirements. You agree to employ licensed architects and general contractors whom we approve to prepare required plans, drawings and construction specifications and to develop the FACILITY. We may inspect the Premises periodically during the FACILITY's development.

        You agree, at your own expense, to do the following to develop the FACILITY at the Premises:

          (1)   secure all financing required to develop and operate the FACILITY and have acceptable payment and performance bonds issued jointly to you and us as we periodically require;

          (2)   obtain all building, utility, sign, health, sanitation, business and other permits and licenses required to construct and operate the FACILITY;

          (3)   give us copies of any documents that we require from time to time;

          (4)   construct all required improvements to the Premises and decorate the FACILITY under plans and specifications we have approved;

          (5)   purchase or lease and install all required fixtures, furniture, equipment, furnishings and signs ("Operating Assets") required for the FACILITY; and

          (6)   purchase an opening inventory of authorized and approved products, materials and supplies ("Supplies").

        You agree diligently to pursue the FACILITY's construction. If you stop constructing the FACILITY for more than seven (7) consecutive or non-consecutive days without our prior written approval, or if the FACILITY otherwise is not completed, fully equipped and operational and open for regular business on or before the date we or the landlord of the Premises specifies, whichever is earlier, we may enter the Premises and take any action that we deem necessary or appropriate to ensure that the FACILITY is constructed, equipped and/or opened without further delay. You must reimburse us for the costs and expenses we incur in completing the FACILITY's development. If you interfere with our efforts to complete the FACILITY's development, we may terminate this Agreement.

        D.    OPERATING ASSETS.

        You agree to use in developing and operating the FACILITY only those Operating Assets that we have approved for Cookie System Facilities as meeting our specifications and standards for quality, design, appearance, function and performance. You agree to place or display at the Premises (interior and exterior) only signs, emblems, lettering, logos and display materials that we approve from time to time. You agree to purchase or lease approved brands, types or models of Operating Assets only from suppliers we have designated or approved (which may include us and/or our affiliates).

        E.    COMPUTER SYSTEM.

        You agree to use in developing and operating the FACILITY the computer equipment and operating software ("Computer System") that we specify from time to time. We may require you to obtain specified computer hardware and/or software and modify specifications for and components of the Computer System from time to time. Our modification of specifications for the Computer System's components may require you to incur costs to purchase, lease and/or license new or modified computer hardware and/or software and to obtain service and support for the Computer System during the term of this Agreement. You agree to incur the costs of obtaining the computer hardware and software comprising the Computer System (or additions or modifications), provided, however, that we will not require you to pay more than Seven Thousand Five Hundred Dollars ($7,500.00) during any year, or more than Twelve Thousand Five Hundred Dollars ($12,500.000) during this Agreement's term, for the computer hardware and software comprising the Computer System (excluding the cost of service and support). Within sixty (60) days after you receive notice from us, you agree to obtain the components of the Computer System that we designate. We have the right to independently access the information and data you collect and gather using any Computer System or other data collection equipment (such as an electronic cash register) we require for your FACILITY.

        F.    FACILITY OPENING.

        You agree not to open the FACILITY for business until:

          (1)   we accept the FACILITY in writing, although our acceptance is not a representation or warranty, express or implied, that the FACILITY complies with any engineering, licensing, environmental, labor, health, building, fire, sanitation, occupational, landlord's, insurance, safety, tax, governmental or other statutes, rules, regulations, requirements or recommendations nor a waiver of our right to require continuing compliance with our requirements, standards or policies;

          (2)   pre-opening training has been completed to our satisfaction;

          (3)   the initial license fee and all other amounts then due to us have been paid; and

          (4)   you have given us copies of all insurance policies required by this Agreement or any other evidence of insurance coverage and payment of premiums that we request or accept.

        Subject to your compliance with these conditions, you agree to open the FACILITY for business within three hundred sixty-five (365) days after this Agreement is signed or on or before the date specified in the Lease, whichever is earlier.

3.    FEES.

        A.    INITIAL LICENSE FEE.

        You will not be required to pay any initial license fee to us in respect of any Cookie System Facility opened and operating prior to the date we execute this Agreement. For Cookie System Facilities that you may open subsequent to the date of this Agreement, you agree to pay us a nonrecurring and nonrefundable initial license fee of Thirty Thousand Dollars ($30,000.00) for each such Cookie System Facility at the time such new locations are added to the Store Location Schedule. We will fully earn the initial license fee when we sign this Agreement.

        B.    ROYALTY.

        You agree to pay us a monthly royalty ("Royalty") equal to six percent (6%) of the FACILITY's Gross Sales (as defined in Paragraph D below). We must receive the Royalty on or before the tenth (10th) day of each calendar month following the fiscal month for which it is due. The Royalty is due for each full or partial fiscal month during which the FACILITY generates Gross Sales.

        We may require you to pay the Royalty by electronic funds transfer. If we do, we will designate the day of the week (the "Payment Day") for the Royalty payment. You agree to comply with procedures we specify in the Operations Manual (defined in Section 4.C.) and perform any acts and sign and deliver any documents that may be necessary to accomplish payment by this method. On or before the Payment Day, you agree to report to us by telephone or electronic means, or in written form (as we direct), the FACILITY's true and correct Gross Sales for the immediately preceding fiscal month. You agree to give us authorization, in the form that we designate, to initiate debit entries and/or credit correction entries to the FACILITY's bank operating account (the "Account") for payments of Royalties and other amounts due under this Agreement, including payments for products and any interest charges. You agree to make the funds available in the Account for withdrawal by electronic transfer no later than the Payment Day. The amount actually transferred from the Account to pay Royalties will be based on the FACILITY's Gross Sales reported to us. If you have not reported the FACILITY's Gross Sales for any reporting period, we will transfer from the Account an amount we calculate based on our reasonable estimate of your Gross Sales during that reporting period. If at any time we determine that you have underreported Gross Sales, or underpaid Royalties or other amounts due to us under this Agreement, we may immediately initiate a transfer from the Account in the appropriate amount using this procedure (including interest and service charges, as defined in Paragraph E below). Any overpayment will be credited to the Account through a credit, effective as of the first reporting date after we and you determine that the credit is due.

        C.    MARKETING AND ADVERTISING FEES.

          1.    Marketing Fees

            (a)    Collection of Marketing Fees.    You agree, for the entire term of this Agreement, to pay to us a Marketing Fee of 1% of your FACILITY'S Gross Sales ("Marketing Fees"). Marketing Fees will be payable in the same manner and time as the Royalty, in accordance with Sections 3.B and 3.C.1(a)). Cookie System Facilities owned by us and our affiliates in the same market area as you will contribute Marketing Fees on the same basis as you.

            (b)    Right to Direct Operation of the Marketing Fees Collected.    Marketing fees pay for marketing programs. We will direct all marketing programs financed by the Marketing Fees we collect, and have the right to determine the creative concepts, materials and endorsements used and the geographic, market and media placement and allocation. You agree that we have the right to use the Marketing Fees we collect to pay the costs of preparing and producing video, audio and advertising materials; administering regional and multi-regional marketing programs, including purchasing direct mail and other media marketing and employing advertising, promotion and marketing agencies to assist with advertising; and supporting public relations, market research and other advertising, promotion and marketing activities. We have the right, at our option, to use Marketing Fees to prepare, furnish and/or offer for sale to you advertising, marketing and promotional formats and materials as described in Section 3.C.3.

            (c)    Accounting for the Marketing Fees Collected.    The Marketing Fees we collect will be accounted for separately from our other funds, although we are not required to establish a separate marketing fund or bank account for such fees. We have the right to use the Marketing Fees we collect to defray the salaries, administrative costs and overhead we may incur in activities related to our marketing programs, including conducting market research, preparing advertising, promotion and marketing materials and collecting and accounting for the Marketing Fees we collect. Upon your prior written request made within the first quarter of any calendar year, we will make available to you no later than 120 days after the end of the calendar year, an annual statement of moneys collected and costs incurred for our marketing programs. We and our affiliates have no fiduciary obligation to Cookie System Facilities franchisees with respect to the collection and expenditure of Marketing Fees. We have the right to create a marketing fund in the future to be operated by us or through an entity separate from us.

            (d)    Benefits to Individual Stores.    You understand and agree that our collection expenditure of Marketing Fees is intended to maximize recognition of the Marks and patronage of Cookie System Facilities. Although we will endeavor to utilize the Marketing Fees we collect to develop advertising and marketing materials and programs and to place advertising that will benefit all Cookie System Facilities, we cannot ensure you that our expenditure of Marketing Fees in or affecting any geographic area will be proportionate or equivalent to the Marketing Fee contributions by Cookie System Facilities operating in that geographic area or that any Cookie System Facility will benefit directly or in proportion to the Marketing Fees it pays to us from the development of advertising and marketing materials or the placement of advertising.

          2.    Advertising and Promotional Activities by You.    In addition to Marketing Fees, you agree that you will spend on marketing and related programs any amount that is required under your lease or sublease. Those amounts cannot be applied against the Marketing Fees you are required to pay us. In addition, those amounts typically vary from lease to lease, and therefore, all Cookie System Facility franchisees will not be obligated to spend the same amount on local advertising and marketing. You agree that all advertising, promotion and marketing by you will comply with the requirements of Article 5, will be completely clear and factual and not misleading, and will conform to the highest standards of ethical marketing and promotion policies which we have the right to prescribe. Prior to use, all press releases and policy statements and samples of all local advertising, marketing and related materials not prepared or previously approved by us will be submitted to us for approval. Our approval will not be unreasonably withheld. Pamphlets, brochures, cards or other promotional materials offering free products may only be used if prepared by us, unless otherwise approved in advance by us. However, we will give favorable consideration to your use of free product cards developed by you, if the cards clearly state that they may only be redeemed at Cookie System Facilities owned by you. If we do not give you written approval of any advertising or other promotional materials within 15 days from the date of receipt by us of the materials, we will be deemed to have disapproved the submission. You agree not to use any advertising, marketing or related materials that we have disapproved. You also agree to list your FACILITY in the principal telephone directories distributed in your metropolitan area.

          3.    Our Advertising Materials.    From time to time, we will provide you with copies of advertising, marketing and promotional formats and materials for use in your FACILITY, which we have prepared using Marketing Fees we have collected from Cookie System Facilities. You are only required to pay shipping and handling costs for these items or, if you want additional or replacement copies, our direct cost of producing such items together with any related shipping, handling and storage charges. In addition to these items, we may offer you the option of purchasing other advertising, marketing and promotional formats and materials that we have prepared and that are suitable for use at local Cookie System Facilities. We may provide samples, copies or information explaining these items to you from time to time. If you elect to purchase any such items from us or our affiliates, we will provide them to you at our direct cost of producing them, including any related shipping, handling and storage charges. You acknowledge and agree that all payments to us or our affiliates for the items described in this Section are nonrefundable and cannot be applied against the Marketing Fee you are required to pay to us.

        D.    DEFINITION OF "GROSS SALES".

        As used in this Agreement, the term "Gross Sales" means all revenue and receipts you derive from operating the FACILITY, including, but not limited to, all amounts you receive at or away from the Premises and the total value of any property or services you receive from operating the FACILITY, and whether from cash, check, credit and debit card, barter, trade credit or credit transactions, but excluding (1) all federal, state or municipal sales, use or service taxes collected from customers and paid to the appropriate taxing authority and (2) customer refunds, adjustments, credits and allowances the FACILITY actually makes. Our receipt of a Royalty and Marketing Fee on the revenue or receipts you derive from operating, without our knowledge, an unauthorized business at the Premises does not mean that we approve of this business or are precluded from taking whatever action is available to us under this Agreement or otherwise due to your unauthorized business activities.

        E.    INTEREST ON LATE PAYMENTS.

        All amounts which you owe us, if more than seven (7) days late, will bear interest beginning after their original due date at the rate of two percent (2%) per month or the highest contract rate of interest permitted by law, whichever is less. In addition, you agree to pay us a service charge of One Hundred Dollars ($100.00) for each Royalty and Marketing Fee payment not made on or before its original due date. This service charge is not interest or a penalty It is only to compensate us for increased administrative and management costs due to your late payment. You acknowledge that this paragraph is not our agreement to accept any payments after they are due or our commitment to extend credit to, or otherwise finance your operation of, the FACILITY. Your failure to pay all amounts when due is a ground for terminating this Agreement, as provided in Section 13, despite the provisions of this Paragraph.

        F.    APPLICATION OF PAYMENTS.

        Notwithstanding any designation you might make, we may apply any of your payments to any of your past due indebtedness to us. You acknowledge and agree that we may set off any amounts you or your owners owe us against any amounts we might owe you or your owners. You may not withhold payment of any amounts owed to us due to our alleged nonperformance of any of our obligations under this Agreement.

4.    TRAINING AND ASSISTANCE.

        A.    TRAINING.

        Before the FACILITY begins operating, we will furnish initial training on operating a Cookie System Facility to you (or, if you are a corporation, limited liability company or partnership, your managing shareholder, partner or member ("Managing Owner")) and one (1) employee who actually will manage the FACILITY on-site. Up to seven (7) working days of training for you (or your Managing Owner) and your managerial employee will be furnished at our designated training facility and/or at an operating Cookie System Facility. You (or your Managing Owner) and your managerial employee must complete the initial training to our satisfaction and participate in all other activities required to operate the FACILITY. Although we will furnish initial training to you (or your Managing Owner) and one (1) managerial employee at no additional fee or other charge, you must pay all travel and living expenses which you (or your Managing Owner) and your employee incur during training. You agree to replace your managerial employee if we determine that he or she is not qualified to serve in this capacity at the FACILITY. If we determine that you (or your Managing Owner) cannot complete initial training to our satisfaction, we may terminate this Agreement under Section 13.

        We may require you (or your Managing Owner) and/or previously trained and experienced managers to attend periodic refresher training courses at the times and locations we designate, and we may charge fees for these courses. We also may require you to pay us fees for training new managers hired after the FACILITY opens.

        B.    GENERAL GUIDANCE.

        We will advise you from time to time regarding the FACILITY's operation based on reports you submit to us or inspections we make. In addition, we will guide you on:

          (1)   standards, specifications and operating procedures and methods utilized by Cookie System Facilities;

          (2)   purchasing required Operating Assets and Supplies;

          (3)   advertising and marketing programs;

          (4)   employee training; and

          (5)   administrative, bookkeeping and accounting procedures.

        Any guidance we furnish to you will be at our option, in the form of references to our operating manual ("Operations Manual"), bulletins or other written materials, during telephone consultations and/or during consultations at our office or the FACILITY.

        If you request, or we require you to obtain, additional or special guidance, assistance or training, all of the expenses that we incur, including per diem charges and travel and living expenses for our personnel, will be your responsibility.

        C.    OPERATIONS MANUAL.

        We will loan you during the term of this Agreement one (1) copy of our Operations Manual, consisting of the materials (including, as applicable, audiotapes, videotapes, magnetic media, computer software and written materials) that we generally furnish to licensees from time to time to use in operating a Cookie System Facility. The Operations Manual contains mandatory and suggested specifications, standards, operating procedures and rules ("System Standards") that we prescribe from time to time for operating a Cookie System Facility and information concerning your other obligations under this Agreement and related agreements. We may modify the Operations Manual from time to time to reflect changes in System Standards. You agree to keep your copy of the Operations Manual current and in a secure location at the FACILITY. In the event of a dispute relating to its contents, the master copy of the Operations Manual that we maintain at our principal office will be controlling. You must, at our request, return any portions of the Operations Manual that Cookie System Facilities no longer are using. You may not at any time copy, duplicate, record or otherwise reproduce any part of the Operations Manual. If your copy of the Operations Manual is lost, destroyed or significantly damaged, you agree to obtain a replacement copy at our then applicable charge.

5.    MARKS.

        A.    OWNERSHIP AND GOODWILL OF MARKS.

        Your right to use the Marks is derived solely from this Agreement and limited to your operating the FACILITY under this Agreement and all System Standards we prescribe from time to time during its term. Your unauthorized use of the Marks is a breach of this Agreement and an infringement of our rights in and to the Marks. You acknowledge and agree that your use of the Marks and any goodwill established by that use will be exclusively for our benefit and that this Agreement does not confer any goodwill or other interests in the Marks upon you (other than the right to operate the FACILITY under this Agreement). All provisions of this Agreement applicable to the Marks apply to any additional proprietary trade and service marks and commercial symbols we authorize you to use.

        B.    LIMITATIONS ON YOUR USE OF MARKS.

        You agree to use the Marks as the Facility's sole identification, except that you agree to identify yourself as its independent owner in the manner we prescribe. You may not use any Mark as part of any corporate or legal business name or with any prefix, suffix or other modifying words, terms, designs or symbols (other than logos we have licensed to you), or in any modified form, nor may you use any Mark in selling any unauthorized products or services or in any other manner we have not expressly authorized in writing. You may not use any Trademark as part of an electronic mail address or on any sites on the Internet or World Wide Web. You may not use or register the Trademarks as an Internet domain name. No Mark may be used in any advertising concerning the transfer, sale or other disposition of the FACILITY or an ownership interest in you without our prior written consent, which we will not unreasonably withhold. You agree to display the Marks prominently in the manner we prescribe at the FACILITY and on forms, advertising and marketing materials, supplies and other materials we designate. You agree to give the notices of trade and service mark registrations that we specify and to obtain any fictitious or assumed name registrations required under applicable law.

        C.    NOTIFICATION OF INFRINGEMENTS AND CLAIMS.

        You agree to notify us immediately of any apparent infringement or challenge to your use of any Mark, or of any claim by any person of any rights in any Mark, and not to communicate with any person other than us and our attorneys, and your attorneys, in any infringement, challenge or claim. We may take the action we deem appropriate and control exclusively any litigation, U.S. Patent and Trademark Office proceeding or any other administrative proceeding arising out of any infringement, challenge or claim or otherwise relating to any Mark. You agree to sign any documents and do the things that, in the opinion of our attorneys, may be necessary or advisable to protect and maintain our interests in any litigation or Patent and Trademark Office or other proceeding or otherwise to protect and maintain our interests in the Marks.

        D.    DISCONTINUANCE OF USE OF MARKS.

        We have the right to require you to modify or discontinue using any Mark and/or use one or more additional or substitute trade or service marks, you agree to comply with our directions within a reasonable time after receiving notice. We will reimburse you for your reasonable direct expenses of changing the FACILITY's signs. However, we need not reimburse you for any loss of revenue attributable to any modified or discontinued Mark or for any expenditures you make to promote a modified or substitute trademark or service mark.

        E.    INDEMNIFICATION FOR USE OF MARKS.

        We agree to reimburse you for all damages for which you are held liable in a proceeding contesting your authorized use of any Mark under this Agreement, and for all costs you reasonably incur in defending any such claim brought against you or any such proceeding in which you are named as a party, if you have timely notified us of the claim or proceeding and otherwise have complied with this Agreement. At our option, we may defend and control the defense of any proceeding arising out of your use of any Mark under this Agreement.

6.    CONFIDENTIAL INFORMATION.

        We possess (and will continue to develop and acquire) certain confidential information (the "Confidential Information") relating to developing and operating Cookie System Facilities, which includes (without limitation):

          (1)   recipes;

          (2)   site selection criteria;

          (3)   methods, formats, specifications, standards, systems, procedures, sales and marketing techniques, knowledge and experience in developing and operating Cookie System Facilities;

          (4)   marketing and advertising programs for Cookie System Facilities;

          (5)   knowledge of specifications for and suppliers of certain Operating Assets and Supplies; and

          (6)   knowledge of the operating results and financial performance of Cookie System Facilities other than the FACILITY.

        You acknowledge and agree that you will not acquire any interest in Confidential Information, other than the right to utilize Confidential Information disclosed to you in operating the FACILITY during the term of this Agreement, and that using or duplicating any Confidential Information in any other business is an unfair method of competition. You further acknowledge and agree that Confidential Information is proprietary, includes our trade secrets and is disclosed to you only on the condition that you agree, and you do agree, that you:

          (a)   will not use Confidential Information in any other business or capacity;

          (b)   will maintain the absolute confidentiality of Confidential Information during and after the term of this Agreement;

          (c)   will not make unauthorized copies of any portion of Confidential Information disclosed via electronic medium or in written or other tangible form; and

          (d)   will adopt and implement all reasonable procedures that we prescribe from time to time to prevent unauthorized use or disclosure of Confidential Information, including, without limitation, restrictions on its disclosure to FACILITY personnel and others.

        All ideas, concepts, techniques or materials relating to a Cookie System Facility, whether or not protectable intellectual property and whether created by or for you or your owners, must be promptly disclosed to us and will be deemed to be our sole and exclusive property and part of the System and works made-for-hire for us. You and your owners agree to sign whatever assignment or other documents we request to evidence our ownership or to assist us in securing intellectual property rights in these ideas, concepts, techniques or materials.

        Despite the foregoing, Confidential Information does not include information, knowledge or know-how which a person can prove he or she knew before becoming aware of it as a result of anything we or another licensee provided directly or indirectly or before his or her operation of or presence at the FACILITY. If we include any matter in Confidential Information, anyone who claims that it is not Confidential Information has the burden of proving that the exclusion provided in this paragraph is fulfilled.

7.    EXCLUSIVE RELATIONSHIP.

        You acknowledge and agree that we could not protect Confidential Information against unauthorized use or disclosure or encourage a free exchange of ideas and information among Cookie System Facilities if licensed owners of Cookie System Facilities could hold interests in or perform services for a Competitive Business (defined below). You also acknowledge that, except as provided in Appendix B to this Agreement, we have granted the License to you in consideration of and reliance upon your agreement to deal exclusively with us. You therefore agree that, during the term of this Agreement and except as provided in Appendix B, neither you nor any of your owners (nor any of your or your owners' spouses or children) will:

          (1)   have any direct or indirect controlling interest as a disclosed or beneficial owner in a Competitive Business, wherever located or operating;

          (2)   have any direct or indirect interest as a disclosed or beneficial owner in a Competitive Business located or operating within eight (8) miles of the FACILITY;

          (3)   have any direct or indirect interest as a disclosed or beneficial owner in a Competitive Business located or operating within eight (8) miles of any Cookie System Facility other than the FACILITY;

          (4)   perform services as a director, officer, manager, employee, consultant, representative or agent for a Competitive Business, wherever located or operating;

          (5)   recruit or hire any person who is our employee or the employee of any Cookie System Facility without obtaining the prior written permission of that person's employer;

          (6)   divert or attempt to divert any actual or potential business or customer of the FACILITY to another business; or

          (7)   engage in any other activity which may injure the goodwill of the Marks and System.

        The term "Competitive Business" as used in this Agreement means any business marketing, selling, promoting, distributing or giving away baked-goods, frozen desserts or other sweet snack products at wholesale or retail or granting franchises or licenses to others to operate that type of business (other than a Cookie System Facility operated under a license agreement with us or under any license agreement or franchise agreement with our affiliates). Nothing in this section shall apply to or prohibit your ownership interests in us or our affiliates.

8.    SYSTEM STANDARDS.

        A.    COMPLIANCE WITH SYSTEM STANDARDS.

        You acknowledge and agree that your operation and maintenance of the FACILITY under our System Standards are essential to preserve the goodwill of the Marks and all Cookie System Facilities. Therefore, at all times during the term of this Agreement, you agree to operate and maintain the FACILITY under each and every System Standard, as we periodically modify and supplement them during the term of this Agreement, even if you believe that a System Standard, as originally issued or subsequently modified or supplemented, is not in the System's or your FACILITY's best interests. System Standards may regulate any one or more of the following for the FACILITY:

          (1)   design, layout, decor, appearance and lighting; periodic maintenance, cleaning and sanitation; periodic remodeling; replacement of obsolete or worn-out Operating Assets; periodic painting; and use of interior and exterior signs, emblems, lettering and logos and their illumination;

          (2)   types, models and brands of required Operating Assets and Supplies;

          (3)   required or authorized products and services and product and service categories; product preparation, storage, handling and packaging procedures; and product inventory requirements;

          (4)   designated or approved suppliers (which may be limited to or include us) of Operating Assets and Supplies and supplier approval procedures and criteria;

          (5)   terms and conditions of the sale and delivery of, and terms and methods of payment for, Supplies that you obtain from us or unaffiliated suppliers; our right not to sell any products to you, or to sell products to you only on a "cash-on-delivery" or "cash-before-delivery" basis, if you are in default under any agreement with us or owe us money; and our right (without liability) to respond truthfully to requests from your suppliers and others with whom you deal about your credit rating and compliance with your payment obligations to us;

          (6)   sales, marketing, advertising and promotional programs and materials and media used in these programs;

          (7)   use and display of the Marks;

          (8)   staffing levels for the FACILITY and managing the FACILITY; communicating to us the identities of the FACILITY's personnel; and qualifications, training, dress and appearance of employees (although you will have sole responsibility and authority concerning the selection and promotion of your employees, the hours they work, their rates of pay and other benefits, the work assigned to them and their working conditions);

          (9)   days and hours of operation of the FACILITY;

          (10) participation in market research and testing and product and service development programs;

          (11) acceptance of credit and debit cards and other payment systems;

          (12) formats, content and frequency of reports to us of sales, revenue, financial performance and condition and furnishing tax returns and other operating and financial information to us;

          (13) types, amounts, terms and conditions of insurance coverage that the FACILITY must carry and standards for underwriters of policies providing required insurance coverage; our protection and rights under these policies as an additional named insured; required or impermissible insurance contract provisions; assignment of policy rights to us; periodic verification of insurance coverage that must be furnished to us; our right to obtain insurance coverage for the FACILITY at your expense if you fail to obtain required coverage; our right to defend claims; our right to receive from your insurer, after any loss that the FACILITY incurs, a check for the loss proceeds that is made payable to you and us (but only if the check amount exceeds Five Thousand Dollars ($5,000.00)); and similar matters relating to insured and uninsured claims;

          (14) complying with applicable laws; obtaining required licenses and permits; adhering to good business practices; observing high standards of honesty, integrity, fair dealing and ethical business conduct in all dealings with customers, suppliers and us; and notifying us if any action, suit or proceeding is commenced against you or the FACILITY or if you receive any report, citation or notice regarding the FACILITY's failure to comply with any health, cleanliness or safety standard; and

          (15) regulation of any other aspects of operating and maintaining the FACILITY that we determine from time to time to be useful to preserve or enhance the efficient operation, image or goodwill of the Marks and Cookie System Facilities.

        You agree that System Standards we prescribe from time to time in the Operations Manual, or otherwise communicate to you in writing or other tangible form, are provisions of this Agreement as if fully set forth within the text of this Agreement. All references to this Agreement include all System Standards as periodically modified.

        B.    MODIFICATION OF SYSTEM STANDARDS.

        We may periodically modify System Standards, which may accommodate the regional or local variations we determine, and these modifications may obligate you to invest additional capital in the FACILITY ("Capital Modifications") and/or incur higher operating costs. We will not require you to make any Capital Modifications during the first two (2) years of the term of this Agreement unless required by the Lease or applicable law. We also will not require you to spend Ten Thousand Dollars ($10,000.00) or more on Capital Modifications during the last two (2) years of this Agreement's term unless we agree at that time to grant you a successor license, as provided in Section 12.A. below, when this Agreement expires. Lastly, we will not require you to spend Twenty-Five Thousand Dollars ($25,000.00) or more on Capital Modifications during any three (3) year period of this Agreement's term (not including the last two (2) years of the term, during which there are no limitations on Capital Modifications, except as provided above). Subject to these limitations, we agree to give you sixty (60) days to comply with Capital Modifications we require that will cost up to Five Thousand Dollars ($5,000.00), one hundred twenty (120) days to comply with Capital Modifications we require that will cost from Five Thousand Dollars ($5,000.00) up to Ten Thousand Dollars ($10,000.00), and one hundred eighty (180) days to comply with Capital Modifications we require that will cost Ten Thousand Dollars ($10,000.00) or more. You must comply with all modifications to System Standards, including Capital Modifications, within the time periods noted above or as we otherwise specify. Your failure to comply with modifications to System Standards within the required time periods is an incurable default under this Agreement, as provided in Section 13.B. below.

9.    RECORDS, REPORTS AND FINANCIAL STATEMENTS.

        You agree to establish and maintain at your own expense a bookkeeping, accounting and recordkeeping system conforming to the requirements and formats we prescribe from time to time. We may require you to use approved computer hardware and software in order to maintain certain sales data and other information. We also currently require that you have access to the Internet in order to submit reports, including Gross Sales Reports for your FACILITY to us, but we reserve the right to change the method of delivery of these reports upon reasonable notice. You agree to give us on the forms that we prescribe from time to time:

          (1)   within ten (10) days after the end of each fiscal month of the FACILITY, a report on the FACILITY's Gross Sales during that fiscal month;

          (2)   within twenty-five (25) days after the end of each fiscal quarter of the FACILITY, the operating statements, financial statements, statistical reports, copies of sales tax returns and other information we request regarding you and the FACILITY covering that fiscal quarter and the fiscal year to date;

          (3)   within sixty (60) days after the end of the FACILITY's fiscal year, the operating statements, financial statements, statistical reports, copies of income and sales tax returns and other information we request regarding you and the FACILITY covering that fiscal year; and

          (4)   within ten (10) days after our request, exact copies of any other forms, records, books and other information we may periodically require.

        You agree to verify and sign each report and financial statement in the manner we prescribe. We may disclose data derived from these reports, provided, however, that we will not disclose your identity or the FACILITY's location in any materials that we circulate publicly. We also may require you to have compiled, reviewed or audited financial statements prepared on an annual basis. Moreover, we may, as often as we deem appropriate (including on a daily basis), access the Computer System (if we have required you to maintain a Computer System) and retrieve all information relating to the FACILITY's operations.

10.    INSPECTIONS AND AUDITS.

        A.    OUR RIGHT TO INSPECT THE FACILITY.

        To determine whether you and the FACILITY are complying with this Agreement and all System Standards, we and our designated agents may at any time during your regular business hours, and without prior notice to you:

          (1)   inspect the FACILITY;

          (2)   observe, photograph and videotape the FACILITY's operations for the consecutive or intermittent periods we deem necessary;

          (3)   remove samples of any Supplies for testing and analysis;

          (4)   interview the FACILITY's personnel and customers; and

          (5)   inspect and copy any books, records and documents relating to your operation of the FACILITY.

        You agree to cooperate with us fully in these inspections, observations, photographing, videotaping, product removal and interviews. You agree to present to your customers the evaluation forms that we periodically prescribe and to participate and/or request your customers to participate in any surveys performed by or for us.

        B.    OUR RIGHT TO AUDIT.

        We may at any time during your business hours, and without prior notice to you, inspect and audit, or cause to be inspected and audited, your (if you are a corporation, limited liability company or partnership) and the FACILITY's business, bookkeeping and accounting records, sales and income tax records and returns and other records. You agree to cooperate fully with our representatives and independent accountants we hire to conduct any inspection or audit. If any inspection or audit discloses an understatement of the FACILITY's Gross Sales, you must pay us, within fifteen (15) days after receiving the inspection or audit report, the Royalty due on the amount of the understatement, plus interest from the date originally due until the date of payment. Further, if an inspection or audit is necessary due to your failure to furnish reports, supporting records or other information as required, or to furnish these items on a timely basis, or if an understatement of Gross Sales is determined to be greater than two percent (2%) for any period reviewed, you agree to reimburse us for the cost of the inspection or audit, including, without limitation, the charges of attorneys and independent accountants and the travel expenses, room and board and compensation of our employees. These remedies are in addition to our other remedies and rights under this Agreement and applicable law.

11.    TRANSFER.

        A.    BY US.

        You acknowledge that we maintain a staff to manage and operate the System and that the members of this staff can change as employees come and go. You represent that you have not entered into this Agreement in reliance on any shareholder's, director's, officer's or employee's remaining with us in that capacity. We may change our ownership or form and/or assign this Agreement, any Lease and any other agreement without restriction.

        B.    BY YOU.

        You understand and acknowledge that the rights and duties this Agreement creates are personal to you (or, if you are a corporation, limited liability company or partnership, to your owners) and that we have granted the License to you in reliance upon our perceptions of your (or your owners') individual or collective character, skill, aptitude, attitude, business ability and financial capacity. Accordingly, neither this Agreement (or any interest in this Agreement) nor any ownership or other interest in you or the FACILITY may be transferred without our prior written approval. Any transfer without this approval is a breach of this Agreement and void and of no effect. As used in this Agreement, the term "transfer" includes your (or your owners') voluntary, involuntary, direct or indirect assignment, sale, gift or other disposition of any interest in:

          (1)   this Agreement;

          (2)   you; or

          (3)   the FACILITY.

        An assignment, sale, gift or other disposition includes the following events:

          (a)   transfer of ownership of capital stock, a partnership interest or another form of ownership interest;

          (b)   merger or consolidation or issuance of additional securities or interests representing an ownership interest in you;

          (c)   any sale of an ownership interest in you or any security convertible to an ownership interest in you;

          (d)   transfer of an interest in you, this Agreement or the FACILITY in a divorce, insolvency or corporate or partnership dissolution proceeding or otherwise by operation of law;

          (e)   transfer of an interest in you, this Agreement or the FACILITY, in the event of your death or the death of one of your owners, by will, declaration of or transfer in trust or under the laws of intestate succession, as provided in Section 11.E.(1) below; or

          (f)    pledge of this Agreement (to someone other than us) or an ownership interest in you as security, foreclosure upon the FACILITY or your transfer, surrender or loss of the FACILITY's possession, control or management.

        C.    CONDITIONS FOR APPROVAL OF TRANSFER.

        If you (and your owners) are fully complying with this Agreement, then, subject to the other provisions of this Section 11, we will approve a transfer of all or any of the FACILITIES operated hereunder:

          (1)   the transferee has sufficient business experience, aptitude and financial resources to operate the FACILITY;

          (2)   you have paid all Royalties, amounts owed for purchases from us and other amounts owed to us or third-party creditors, have submitted all required reports and statements and have not violated any provision of this Agreement, any Lease or any other agreement with us during the ninety (90) day period before you requested our consent to the transfer;

          (3)   the transferee and its owners and affiliates are not engaged in a Competitive Business;

          (4)   you are allowed to transfer the Lease;

          (5)   you or the transferee pays us a training fee equal to our then-current transfer fee;

          (6)   [intentionally omitted]

          (7)   you (and your transferring owners) have executed a general release, in a form satisfactory to us, of any and all claims against us and our shareholders, officers, directors, employees and agents;

          (8)   we have determined that the purchase price and payment terms will not adversely affect the transferee's operation of the FACILITY;

          (9)   if you or your owners finance any part of the sale price of the transferred interest, you and/or your owners have agreed that all of the transferee's obligations under any promissory notes, agreements or security interests that you or your owners have reserved in the FACILITY are subordinate to the transferee's obligation to pay Royalties and other amounts due to us and otherwise to comply with this Agreement;

          (10) you and your transferring owners (and your and your owners' spouses and children) will not, for a two (2) year period commencing on the effective date of the transfer, engage in any of the activities proscribed in Section 14.D. below;

          (11) you and your transferring owners have agreed that you and they will not directly or indirectly at any time or in any manner (except in other Cookie System Facilities you own and operate) identify yourself or themselves or any business as a current or former Cookie System Facility, or as one of our licensees, use any Mark, any colorable imitation of a Mark or other indicia of a Cookie System Facility in any manner or for any purpose or utilize for any purpose any trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with us;

          (12) you or the transferee has agreed to any refurbishment of the FACILITY required by us to bring the FACILITY in compliance with the then current standards and trade dress; and

          (13) the transferee has agreed to be bound by all of the terms and conditions of this Agreement, the transferee and its owners comply with Section 1.C. of this Agreement, and you and each of your owners sign and deliver to us the transfer and related agreements that we specify in which you and these owners agree to remain fully and primarily liable for all obligations under this Agreement, any Lease and any other agreements with us through their remaining terms. If, after a transfer which satisfies these conditions, a default occurs under this Agreement and the transferee voluntarily returns possession of the FACILITY to us on terms we deem acceptable, then, if you and your owners who signed this Agreement perform all of the obligations arising under this Agreement (including paying any amounts owed by the transferee), any Lease or any other agreement with us, we will allow you to assume possession of the FACILITY under this Agreement.

        If the proposed transfer is among your owners, subparagraphs (5) and (6) of the above requirements will not apply, although the transferee must reimburse us for any administrative costs we incur in the transfer. We can review all information regarding the FACILITY that you furnish to the transferee, correct any information that we believe is inaccurate and give the transferee copies of any reports that you have submitted to us or we have made regarding the FACILITY. If we approve the transfer, we will sign a general release of any and all claims against you and your shareholders, officers, directors, employees and agents relating only to your operation of the FACILITY being transferred (and no other Cookie System Facility that you or your owners operate), provided, however, that we reserve the right to audit your pre-transfer books and records and to recover any amounts owed to us that the audit discloses accrued before the effective date of the transfer.

        D.    TRANSFER TO A WHOLLY-OWNED CORPORATION OR LIMITED LIABILITY COMPANY.

        Intentionally Omitted.

        E.    YOUR DEATH OR DISABILITY.

          (1)    Transfer Upon Death or Disability.    Upon your death or disability or, if you are a corporation, limited liability company or partnership, the death or disability of the Managing Owner or the owner of a controlling interest in you, your or that owner's executor, administrator, conservator, guardian or other personal representative must transfer your interest in this Agreement or that owner's interest in you to a third party. The disposition of this Agreement or the interest in you (including, without limitation, transfer by bequest or inheritance) must be completed within a reasonable time, not to exceed twelve (12) months from the date of death or disability, and will be subject to all of the terms and conditions applicable to transfers contained in this Section. A failure to transfer your interest in this Agreement or the ownership interest in you within this period of time is a breach of this Agreement. The term "disability" means a mental or physical disability, impairment or condition that is reasonably expected to prevent or actually does prevent you, the Managing Owner or an owner of a controlling interest in you from managing and operating the FACILITY.

          (2)    Operation Upon Death or Disability.    If, upon your death or disability or the death or disability of the Managing Owner or the owner of a controlling interest in you, the FACILITY is not being managed by a trained manager, your or that owner's executor, administrator, conservator, guardian or other personal representative must within a reasonable time, not to exceed fifteen (15) days from the date of death or disability, appoint a manager to operate the FACILITY. The manager must complete training at your expense. Pending the appointment of a manager as provided above or if, in our judgment, the FACILITY is not being managed properly any time after your death or disability or after the death or disability of the Managing Owner or the owner of a controlling interest in you, we may, but need not, assume the FACILITY's management. All funds from the FACILITY's operation during the period we have assumed its management will be kept in a separate account, and all of the FACILITY's expenses will be charged to this account. We may charge you Two Hundred and Fifty Dollars ($250.00) per day, plus our direct out-of-pocket costs and expenses, if we assume the FACILITY's management under this subparagraph. Operation of the FACILITY during any period will be on your behalf, but we only have a duty to utilize our reasonable efforts and will not be liable to you or your owners for any debts, losses or obligations the FACILITY incurs or to any of your creditors for any products, materials, supplies or services the FACILITY purchases during any period we have assumed its management.

        F.    EFFECT OF CONSENT TO TRANSFER.

        Our consent to a transfer of this Agreement and the FACILITY or any interest in you is not a representation as to the fairness of the terms of any contract between you and the transferee, a guarantee of the prospects of success of the FACILITY or transferee or a waiver of any claims we may have against you (or your owners) or of our right to demand the transferee's exact compliance with any of the terms or conditions of this Agreement.

        G.    OUR RIGHT OF FIRST REFUSAL.

        If you (or any of your owners) at any time determine to sell, assign or transfer for consideration an interest in this Agreement and the FACILITY or an ownership interest in you, you (or your owner) agree to obtain a bona fide, executed written offer and earnest money deposit (in the amount of five percent (5%) or more of the offering price) from a responsible and fully disclosed offeror (including lists of the owners of record and beneficially of any corporate or limited liability company offeror and all general and limited partners of any partnership offeror and, in the case of a publicly-held corporation or limited partnership, copies of the most current annual and quarterly reports and Form 10K) and immediately submit to us a true and complete copy of the offer, which includes details of the payment terms of the proposed sale and the sources and terms of any financing for the proposed purchase price. To be a valid, bona fide offer, the proposed purchase price must be denominated in a dollar amount. The offer must apply only to an interest in you or in this Agreement and the FACILITY and may not include an offer to purchase any of your (or your owners') other property or rights. However, if the offeror proposes to buy any other property or rights from you (or your owners) under a separate, contemporaneous offer, that separate, contemporaneous offer must be disclosed to us, and the price and terms of purchase offered to you (or your owners) for the interest in you or in this Agreement and the FACILITY must reflect the bona fide price offered for it and not reflect any value for any other property or rights.

        We may, by written notice delivered to you or your selling owner(s) within thirty (30) days after we receive both an exact copy of the offer and all other information we request, elect to purchase the interest for the price and on the terms and conditions contained in the offer, provided that:

          (1)   we may substitute cash for any form of payment proposed in the offer;

          (2)   our credit will be deemed equal to the credit of any proposed purchaser;

          (3)   we will have not less than sixty (60) days after giving notice of our election to purchase to prepare for closing; and

          (4)   we must receive, and you and your owners agree to make, all customary representations and warranties given by the seller of the assets of a business or the capital stock of or other forms of ownership interest in a legal entity, as applicable, including, without limitation, representations and warranties as to:

            (a)   ownership and condition of and title to stock or other forms of ownership interest and/or assets;

            (b)   liens and encumbrances relating to the stock or other forms of ownership interest and/or assets; and

            (c)   validity of contracts and the liabilities, contingent or otherwise, of the corporation whose ownership interests are being purchased.

        If we exercise our right of first refusal, you and your selling owner(s) agree that, for a period of two (2) years commencing on the date of the closing, you and they will be bound by the noncompetition covenant contained in Section 14.D. below, although this noncompetition covenant does not apply to other Cookie System Facilities that you or your owners operate under a license agreement with us. You and your selling owner(s) further agree that you and they will, during this same time period, abide by the restrictions of Section 11.C.(11) of this Agreement.

        If we do not exercise our right of first refusal, you or your owners may complete the sale to the purchaser on the exact terms of the original offer, subject to our approval of the transfer as provided in Paragraphs B and C of this Section, provided that, if the sale to the purchaser is not completed within sixty (60) days after we receive the offer, or if there is a material change in the terms of the sale (which you agree promptly to communicate to us), we will have an additional right of first refusal during the thirty (30) day period following either the expiration of the sixty (60) day period or notice to us of the material change(s) in the terms of the sale, either on the terms originally offered or the modified terms, at our option.

12.    EXPIRATION OF THIS AGREEMENT.

        A.    YOUR RIGHT TO ACQUIRE A SUCCESSOR LICENSE.

        When this Agreement expires, if you (and each of your owners) have substantially complied with this Agreement during its term, and provided that:

          (1)   you maintain possession of and agree to remodel and/or expand the FACILITY, add or replace improvements and Operating Assets and otherwise modify the FACILITY as we require to comply with specifications and standards then applicable for Cookie System Facilities, or

          (2)   if you cannot maintain possession of the Premises, or if in our judgment the FACILITY should be relocated, you secure substitute premises we accept, develop these premises under specifications and standards then applicable for Cookie System Facilities and continue to operate the FACILITY at the Premises until operations are transferred to the substitute premises, then, subject to the terms and conditions set forth in this Section 12, you may acquire a successor license to operate the FACILITY as a Cookie System Facility on the terms and conditions of the license agreement we then are using in granting licenses for Cookie System Facilities (modified as necessary to reflect the fact that it is for a successor license), provided, however, that you will only have to pay a successor license fee equal to our then current license fee less the license fee you paid upon signing this Agreement.

        B.    GRANT OF A SUCCESSOR LICENSE.

        You agree to give us written notice of your election to acquire a successor license no earlier than twelve (12) months and no later than six (6) months before this Agreement expires. We agree to give you written notice ("Our Notice"), not more than ninety (90) days after we receive your notice, of our decision under Paragraph A of this Section:

          (1)   to grant you a successor license;

          (2)   to grant you a successor license on the condition that deficiencies of the FACILITY, or in your operation of the FACILITY, are corrected; or

          (3)   not to grant you a successor license based on our determination that you and your owners have not substantially complied with this Agreement during its term.

        If applicable, Our Notice will:

          (a)   describe the remodeling and/or expansion of the FACILITY and other improvements or modifications required to bring the FACILITY into compliance with then applicable specifications and standards for Cookie System Facilities; and

          (b)   state the actions you must take to correct operating deficiencies and the time period in which these deficiencies must be corrected.

        If we elect not to grant a successor license, Our Notice will describe the reasons for our decision. Your right to acquire a successor license is subject to your continued compliance with all of the terms and conditions of this Agreement through the date of its expiration, in addition to your compliance with the obligations described in Our Notice.

        If Our Notice states that you must cure certain deficiencies of the FACILITY or its operation as a condition to the grant of a successor license, we will give you written notice of our decision not to grant a successor license, based upon your failure to cure these deficiencies, not less than ninety (90) days before this Agreement expires, provided, however, that we need not give you this ninety (90) days notice if we decide not to grant you a successor license due to your breach of this Agreement during the ninety (90) day period before it expires. If we fail to give you:

          (i)    notice of deficiencies in the FACILITY, or in your operation of the FACILITY, within ninety (90) days after we receive your timely election to acquire a successor license (if we elect to grant you a successor license under subparagraphs (2) and (b) above); or

          (ii)   notice of our decision not to grant a successor license at least ninety (90) days before this Agreement expires, if this notice is required,

we may extend the term of this Agreement for the period of time necessary to give you either reasonable time to correct deficiencies or the ninety (90) days notice of our refusal to grant a successor license required under this Agreement. If you fail to notify us of your election to acquire a successor license within the prescribed time period, we need not grant you a successor license.

        C.    AGREEMENTS/RELEASES.

        If you satisfy all of the other conditions to the grant of a successor license, you and your owners agree to execute the form of license agreement and any ancillary agreements we then are customarily using in granting licenses for Cookie System Facilities (modified as necessary to reflect the fact that it is for a successor license). You and your owners further agree to execute general releases, in a form satisfactory to us, of any and all claims against us and our shareholders, officers, directors, employees, agents, successors and assigns. Failure by you or your owners to sign these agreements and releases and deliver them to us for acceptance and execution within sixty (60) days after their delivery to you will be deemed an election not to acquire a successor license.

13.    TERMINATION OF AGREEMENT.

        A.    BY YOU.

        If you and your owners are fully complying with this Agreement and we materially fail to comply with this Agreement and do not correct the failure within thirty (30) days after written notice of the material failure is delivered to us or, if the failure cannot be corrected within thirty (30) days, provide reasonable evidence of our effort to correct the failure within a reasonable time, not to exceed sixty (60) days after your notice, you may terminate this Agreement effective thirty (30) days after delivery to us of written notice of termination. Your termination of this Agreement for any other reason or without notice will be deemed a termination without cause.

        B.    BY US.

        We may terminate this Agreement, effective upon delivery of written notice of termination to you, if:

          (1)   you (or any of your owners) have made or make any material misrepresentation or omission in purchasing the License or operating the FACILITY;

          (2)   you (or your Managing Owner) fail successfully to complete initial training to our satisfaction;

          (3)   you (or any of your owners) interfere with our efforts to complete the FACILITY's development, as provided in Section 2.C. of this Agreement;

          (4)   you fail to begin operating the FACILITY within three hundred sixty-five (365) calendar days after signing this Agreement or on or before the date specified in the Lease, whichever is earlier;

          (5)   you fail to operate the FACILITY every day unless the FACILITY has been closed for a purpose we have approved or because of casualty or government order;

          (6)   you surrender or transfer control of the FACILITY's operation without our prior written consent;

          (7)   you (or any of your owners) are or have been convicted by a trial court of, or plead or have pleaded no contest to, a felony;

          (8)   you fail to maintain the insurance we require from time to time;

          (9)   you interfere with our right to inspect the FACILITY or observe its operations, as provided in Section 10 of this Agreement;

          (10) any judgments, executions or liens are obtained against the FACILITY and remain unsatisfied and unbonded of record for more than fifteen (15) days;

          (11) you (or any of your owners) engage in any dishonest or unethical conduct which may adversely affect the reputation of the FACILITY or another Cookie System Facility or the goodwill associated with the Marks;

          (12) you (or any of your owners) make an unauthorized assignment of this Agreement, the FACILITY or a controlling ownership interest in you;

          (13) we have sent a notice of termination under any other license agreement for a Cookie System Facility between you (or any of your owners) and us due to a failure to pay monies owed;

          (14) in the event of your death or disability or the death or disability of the Managing Owner or the owner of a controlling interest in you, this Agreement or that owner's interest in you is not assigned as required;

          (15) you fail to comply with any provision of the Lease or any other lease or sublease between us and you and/or any of your owners and fail to cure the default within the prescribed time period (if cure is allowed);

          (16) you (or any of your owners) make any unauthorized use or disclosure of any Confidential Information or use, duplicate or disclose any portion of the Operations Manual in violation of this Agreement;

          (17) you violate any health, safety or sanitation law, ordinance or regulation and do not begin to cure the noncompliance or violation immediately, and correct the noncompliance or violation within seventy-two (72) hours, after written notice is delivered to you;

          (18) you or any of your affiliates fail to make payments of any amounts due to us and do not correct the failure within seven (7) days after written notice of the failure is delivered to you;

          (19) you fail to pay when due any federal or state income, service, sales or other taxes due on the FACILITY's operations, unless you are in good faith contesting your liability for these taxes;

          (20) you understate the FACILITY's Gross Sales by more than four percent (4%) in any report or financial statement;

          (21) you fail to comply with modifications to System Standards within the required time period;

          (22) you (or any of your owners) fail to comply with any other provision of this Agreement or any System Standard and do not correct the failure within thirty (30) days after written notice of the failure to comply is delivered to you;

          (23) you (or any of your owners) fail on three (3) or more separate occasions within any period of twelve (12) consecutive months to do any one or more or combination of the following: (i) submit when due reports or other data, information or supporting records, (ii) pay when due any amounts due to us or (iii) otherwise comply with this Agreement, whether or not any of the failures set forth in subparagraphs (i) through (iii) are corrected after written notice of the failure is delivered to you; or

          (24) you make an assignment for the benefit of creditors or admit in writing your insolvency or inability to pay your debts generally as they become due; you consent to the appointment of a receiver, trustee or liquidator of all or the substantial part of your property; the FACILITY is attached, seized, subjected to a writ or distress warrant or levied upon, unless the attachment, seizure, writ, warrant or levy is vacated within thirty (30) days; or any order appointing a receiver, trustee or liquidator of you or the FACILITY is not vacated within thirty (30) days following the entry of the order.

        C.    ASSUMPTION OF MANAGEMENT.

        We may (but need not), under the circumstances described below, enter the Premises and assume the FACILITY's management for any period of time that we deem appropriate. You must pay us Two Hundred and Fifty Dollars ($250.00) per day, plus our direct out-of-pocket costs and expenses, during the time we assume the FACILITY's management. If we assume the FACILITY's management, you acknowledge that we will have a duty to utilize only reasonable efforts and will not be liable to you or your owners for any debts, losses or obligations the FACILITY incurs or to any of your creditors for any products, materials, supplies or services the FACILITY purchases during any period we have assumed its management.

        We may assume the FACILITY's management under the following circumstances:

          (1)   if you abandon or fail actively to operate the FACILITY;

          (2)   if you fail to comply with any provision of this Agreement or any System Standard and do not cure the failure within the time period we specify in our notice to you; or

          (3)   if this Agreement is terminated and we are deciding whether to exercise our option to purchase the FACILITY under Section 14.E. below.

        Our exercise of any of the rights granted by subparagraphs (1) and (2) above will not affect our right to terminate this Agreement under Section 13.B. above.

        D.    REMEDIES.

        If you or any of your owners violate any provision of this Agreement, we may (in addition to terminating this Agreement as provided in Paragraph B of this Section):

          (1)   seek damages of every sort against you and each owner, jointly and severally;

          (2)   seek temporary restraining orders, preliminary and permanent injunctions and other equitable relief against you and each owner, jointly and severally; and

          (3)   exercise all other rights and remedies available at law or in equity.

14.    OUR AND YOUR RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION OF THIS AGREEMENT.

        A.    PAYMENT OF AMOUNTS OWED TO US.

        You agree to pay us within fifteen (15) days after the effective date of this Agreement's termination or expiration, or on any later date that the amounts due to us are determined, the Royalties, amounts owed for purchases from us, interest and all other amounts owed to us which then are unpaid.

        B.    MARKS.

        When this Agreement terminates or expires:

          (1)   you may not directly or indirectly at any time or in any manner (except with other Cookie System Facilities you own and operate) identify yourself or any business as a current or former Cookie System Facility, or as one of our licensees, use any Mark, any colorable imitation of a Mark or other indicia of a Cookie System Facility in any manner or for any purpose or utilize for any purpose any trade name, trade or service mark or other commercial symbol that indicates or suggests a connection or association with us;

          (2)   you agree to take any action required to cancel all fictitious or assumed name or equivalent registrations relating to your use of any Mark;

          (3)   you agree to deliver to us within thirty (30) days all signs, sign-faces, sign-cabinets, marketing materials, forms and other materials containing any Mark or otherwise identifying or relating to a Cookie System Facility that we request and allow us, without liability to you or third parties, to remove these items from the FACILITY;

          (4)   if we do not have or do not exercise an option to purchase the FACILITY under paragraph E of this Section, you agree that, after, as applicable, the effective date of this Agreement's expiration or the Notification Date, you will promptly and at your own expense make the alterations we specify in our Operations Manual or otherwise to distinguish the FACILITY clearly from its former appearance and from other Cookie System Facilities in order to prevent public confusion;

          (5)   you agree to notify the telephone company and all telephone directory publishers of the termination or expiration of your right to use any telephone, telecopy or other numbers and any telephone directory listings associated with any Mark, authorize the transfer of these numbers and directory listings to us or at our direction and/or instruct the telephone company to forward all calls made to your numbers to numbers we specify; and

          (6)   you agree to give us, within thirty (30) days after, as applicable, the effective date of this Agreement's expiration or the Notification Date, evidence satisfactory to us of your compliance with the foregoing obligations.

        C.    CONFIDENTIAL INFORMATION.

        You agree that, upon this Agreement's termination or expiration, you will immediately cease to use any of our Confidential Information in any business or otherwise (except in other Cookie System Facilities you own and operate) and return to us all copies of the Operations Manual and any other confidential materials that we have loaned to you.

        D.    COVENANT NOT TO COMPETE.

        Upon

          (1)   our termination of this Agreement according to its terms and conditions,

          (2)   your termination of this Agreement without cause, or

          (3)   expiration of this Agreement,

you and your owners agree that, for a period of one (1) year commencing on the effective date of termination or expiration or the date on which all person(s) restricted by this Paragraph begin to comply with this Paragraph, whichever is later, neither you nor any of your owners will have any direct or indirect interest (e.g., through a spouse or child) as a disclosed or beneficial owner, investor, partner, director, officer, employee, consultant, representative or agent in any Competitive Business (as defined in Section 7 above) operating:

          (a)   at the Premises; or

          (b)   within five (5) miles of the Premises.

        If any person restricted by this Paragraph refuses voluntarily to comply with these obligations, the one (1) year period will commence with the entry of a court order enforcing this provision. You and your owners expressly acknowledge that you possess skills and abilities of a general nature and have other opportunities for exploiting these skills. Consequently, enforcement of the covenants made in this Paragraph will not deprive you of your personal goodwill or ability to earn a living.

        E.    OUR RIGHT TO PURCHASE FACILITY AND/OR LEASE PREMISES.

        (1)    Exercise of Option

        Upon

          (a)   our termination of this Agreement according to its terms and conditions,

          (b)   your termination of this Agreement without cause, or

          (c)   expiration of this Agreement (if we offer, but you elect not to acquire, a successor license),

we may, by giving you written notice within sixty (60) days after the date of termination or expiration, (i) purchase the FACILITY's Operating Assets and Supplies that you own and/or (ii) exercise the rights under subparagraph (2) below. (The date on which we notify you whether or not we are exercising our option is referred to in this Agreement as the "Notification Date.") We have the unrestricted right to assign this option to purchase the FACILITY. We will be entitled to all customary warranties and representations in our asset purchase, including, without limitation, representations and warranties as to ownership and condition of and title to assets; liens and encumbrances on assets; validity of contracts and agreements; and liabilities affecting the assets, contingent or otherwise.

        (2)    Leasehold Rights.

        You agree at our election:

          (a)   to assign your leasehold interest in the Premises to us; or

          (b)   to enter into a sublease for the remainder of the Lease term on the same terms (including renewal options) as the Lease.

        (3)    Purchase Price

        The purchase price for your Operating Assets and Supplies will be their fair market value, determined in a manner consistent with reasonable depreciation, provided that these items will not include any value for:

          (a)   the License or any rights granted by this Agreement;

          (b)   the Marks;

          (c)   participation in the network of Cookie System Facilities; or

          (d)   goodwill attributable to our Marks, brand image and other intellectual property.

        We may exclude from the assets purchased any Operating Assets and Supplies that are not reasonably necessary (in function or quality) to the FACILITY's operation or that we have not approved as meeting standards for Cookie System Facilities, and the purchase price will reflect these exclusions.

        (4)    Appraisal

        If we and you cannot agree on fair market value, fair market value will be determined by an independent appraiser we designate, who will be bound by the criteria specified in subparagraph (3) above and whose determination will be binding on all parties. You and we will share equally the appraiser's fees and expenses.

        (5)    Closing

        The purchase price will be paid at the closing of the purchase, which will take place not later than sixty (60) days after the purchase price is determined. We may set off against the purchase price, and reduce the purchase price by, any and all amounts you or your owners owe to us. At the closing, you agree to deliver instruments transferring to us:

          (a)   good and merchantable title to the assets purchased, free and clear of all liens and encumbrances (other than liens and security interests acceptable to us), with all sales and other transfer taxes paid by you;

          (b)   all licenses and permits of the FACILITY which may be assigned or transferred; and

          (c)   the leasehold interest in the Premises and improvements.

        If you cannot deliver clear title to all of the purchased assets, or if there are other unresolved issues, the closing of the sale will be accomplished through an escrow. You and your owners further agree to execute general releases, in a form satisfactory to us, of any and all claims against us and our shareholders, officers, directors, employees, agents, successors and assigns.

        F.    LIQUIDATED DAMAGES.

        Upon our termination of this Agreement according to its terms and conditions or your termination of this Agreement without cause, you agree to pay us within fifteen (15) days after the effective date of this Agreement's termination, in addition to the amounts owed under Paragraph A of this Section, liquidated damages equal to the present value (using the then current 30 year Treasury Bond rate) of the Royalties you would have paid on the product of the FACILITY's average monthly Gross Sales during the twelve (12) months of operation preceding the effective date of termination multiplied by the number of months remaining in the Agreement had it not been terminated. We, you and each of your owners acknowledge and agree that it would be impracticable to determine precisely the damages we will incur from this Agreement's termination and the loss of cash flow from Royalty payments due to, among other things, the complications of determining what costs, if any, we might save and how much the Royalty payments would have grown over what would have been this Agreement's remaining term. We, you and each of your owners consider this liquidated damages provision to be a reasonable, good faith preestimate of those damages. If you pay us the required liquidated damages (as computed above) by the date due, we will refund (without interest) a portion of those liquidated damages if we grant a new license for a Cookie System Facility at the FACILITY's location during what would have been the remaining term of this Agreement had it not been terminated. The portion of the paid liquidated damages that we will refund will be the amount that relates to the months in what would have been the remaining term of this Agreement during which the new licensee actually operates a Cookie System Facility at the FACILITY's location. We will use reasonable efforts to grant a new license for a Cookie System Facility at the location upon termination of this Agreement.

        The liquidated damages provision above only covers our damages from the loss of cash flow from the Royalty. It does not cover any other damages, including damages to our reputation with the public and landlords and damages arising from a violation of any provision of this Agreement other than the Royalty section. You and each of your owners agree that the liquidated damages provision does not give us an adequate remedy at law for any default under, or for the enforcement of, any provision of this Agreement other than the Royalty section.

        G.    CONTINUING OBLIGATIONS.

        All of our and your (and your owners') obligations which expressly or by their nature survive this Agreement's expiration or termination will continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.

15.    RELATIONSHIP OF THE PARTIES/INDEMNIFICATION.

        A.    INDEPENDENT CONTRACTORS.

        You and we understand and agree that this Agreement alone does not create a fiduciary relationship between you and us, that we and you are and will be independent contractors and that nothing in this Agreement is intended to make either you or us a general or special agent, joint venturer, partner or employee of the other for any purpose. You agree to identify yourself conspicuously in all dealings with customers, suppliers, public officials, FACILITY personnel and others as the FACILITY's owner under a license we have granted and to place notices of independent ownership on the forms, business cards, stationery and advertising and other materials as we may require from time to time.

        B.    NO LIABILITY FOR ACTS OF OTHER PARTY.

        You agree not to employ any of the Marks in signing any contract or applying for any license or permit, or in a manner that may result in our liability for any of your indebtedness or obligations, and not to use the Marks in any way we have not expressly authorized. Neither we nor you will make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name or on behalf of the other, represent that our respective relationship is other than licensor and licensee or be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing. We will not be obligated for any damages to any person or property directly or indirectly arising out of the FACILITY's operation or the business you conduct under this Agreement unless caused by our sole negligence.

        C.    TAXES.

        We will have no liability for any sales, use, service, occupation, excise, gross receipts, income, property or other taxes, whether levied upon you or the FACILITY, from the business you conduct (except any taxes we are required by law to collect from you for purchases from us). Payment of these taxes is your responsibility.

        D.    INDEMNIFICATION.

        You agree to indemnify, defend and hold harmless us, our affiliates and our respective shareholders, directors, officers, employees, agents, successors and assignees (the "Indemnified Parties") against and to reimburse any one or more of the Indemnified Parties for all claims, obligations and damages described in this Paragraph, any and all taxes described in Paragraph C of this Section and any and all claims and liabilities directly or indirectly arising out of the FACILITY's operation or your breach of this Agreement, unless caused by the Indemnified Party's sole negligence or resulting from any strict liability imposed on any Indemnified Party. For purposes of this indemnification, "claims" include all obligations, damages (actual, consequential or otherwise) and costs reasonably incurred in defending any claim against any of the Indemnified Parties, including, without limitation, reasonable accountants', arbitrators', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other expenses of litigation, arbitration or alternative dispute resolution and travel and living expenses. We and each of the other Indemnified Parties may defend any claim against us and them at your expense and agree to settlements or take any other remedial, corrective or other actions we and/or they deem expedient. This indemnity will continue in full force and effect subsequent to and notwithstanding this Agreement's expiration or termination.

        Under no circumstances will we or any other Indemnified Party be required to seek recovery from any insurer or other third party, or otherwise to mitigate our, their or your losses and expenses, in order to maintain and recover fully a claim against you. You agree that a failure to pursue a recovery or mitigate a loss will in no way reduce or alter the amounts we or another Indemnified Party may recover from you.

16.    ENFORCEMENT.

        A.    SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS.

        Except as expressly provided to the contrary in this Agreement, each section, paragraph, term and provision of this Agreement will be considered severable, and if, for any reason, any provision is held to be invalid or contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which we are a party, that ruling will not impair the operation of, or have any other effect upon, any other portions of this Agreement that may remain otherwise intelligible, which will continue to be given full force and effect and bind the parties, although any portion held to be invalid will be deemed not to be a part of this Agreement from the date the time for appeal expires, if you are a party, otherwise upon your receipt from us of a notice of non-enforcement.

        If any covenant which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all of it, you and we agree that the covenant will be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction whose law is applicable to the covenant's validity.

        If any applicable and binding law or rule of any jurisdiction requires a greater prior notice than is required under this Agreement of this Agreement's termination or of our refusal to enter into a successor license agreement, or the taking of some other action not required under this Agreement, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any System Standard is invalid or unenforceable, the prior notice and/or other action required by the law or rule will be substituted for the comparable provisions of this Agreement, and we have the right to modify the invalid or unenforceable provision or System Standard to the extent required to be valid and enforceable. You agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions of this Agreement, or any System Standard, any portion or portions which a court or arbitrator may hold to be unenforceable in a final decision to which we are a party, or that results from reducing the scope of any promise or covenant to the extent required to comply with a court order or arbitration award. These modifications to this Agreement will be effective only in that jurisdiction, unless we elect to give them greater applicability, and will be enforced as originally made and entered into in all other jurisdictions.

        B.    WAIVER OF OBLIGATIONS.

        We and you may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice to the other or any other effective date stated in the notice of waiver. Any waiver we grant will be without prejudice to any other rights we may have, will be subject to our continuing review and we may revoke it at any time and for any reason, effective upon delivery to you of ten (10) days' prior written notice.

        We and you will not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, our right to demand exact compliance with every term, condition and covenant or to declare any breach to be a default and to terminate this Agreement prior to the expiration of its term) by virtue of any custom or practice at variance with the terms of this Agreement; our or your failure, refusal or neglect to exercise any right under this Agreement or to insist upon the other's exact compliance with our and your obligations under this Agreement, including, without limitation, any System Standard; our waiver, forbearance, delay, failure or omission to exercise any right, power or option, whether of the same, similar or different nature, with other Cookie System Facilities; the existence of other license agreements for Cookie System Facilities which contain different provisions from those contained in this Agreement; or our acceptance of any payments due from you after any breach of this Agreement. No special or restrictive legend or endorsement on any check or similar item given to us will constitute a waiver, compromise, settlement or accord and satisfaction. We are authorized to remove or obliterate any legend or endorsement, and that legend or endorsement will have no effect.

        Neither we nor you will be liable for loss or damage or deemed to be in breach of this Agreement if our or your failure to perform our or your obligations results from:

          (1)   transportation shortages, inadequate supply of equipment, products, supplies, labor, material or energy or the voluntary foregoing of the right to acquire or use any of these to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any federal, state or municipal government or any of its departments or agencies;

          (2)   acts of God;

          (3)   fires, strikes, embargoes, war or riot; or

          (4)   any other similar event or cause.

        Any delay resulting from any of these causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that these causes will not excuse payments of amounts owed at the time of the occurrence or payment of Royalties due on any Gross Sales afterwards.

        C.    COSTS AND ATTORNEYS' FEES.

        If we incur expenses from your failure to pay when due amounts owed to us, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, or if we defend any action or proceeding in which you (or an owner) make a claim against us (unless, after final appeal, you (or the owner) prove that you prevailed on every claim and cause of action you asserted), you agree to reimburse us for any of the costs and expenses which we incur, including, without limitation, reasonable accounting, attorneys', arbitrators' and related fees. "Prevailed" on a claim or cause of action means you (or an owner) obtained at least eighty percent (80%) of the highest damages you ever requested for your claim or cause of action. If you requested equitable relief under a claim or cause of action, "prevailed" means you (or an owner) obtained all of the relief requested.

        D.    YOU MAY NOT WITHHOLD PAYMENTS DUE TO US.

        You agree that you will not withhold payment of any amounts owed to us on the grounds of our alleged nonperformance of any of our obligations under this Agreement.

        E.    RIGHTS OF PARTIES ARE CUMULATIVE.

        Our and your rights under this Agreement are cumulative, and no exercise or enforcement by us or you of any right or remedy under this Agreement will preclude our or your exercise or enforcement of any other right or remedy under this Agreement which we or you are entitled by law to enforce.

        F.    INTERPRETATION OF RIGHTS AND OBLIGATIONS.

        The following provisions will apply to and govern the interpretation of this Agreement, the parties' rights under this Agreement, and the relationship between the parties:

          (a)    Our Rights.    Whenever this Agreement provides that we have a certain right, that right is absolute and the parties intend that our exercise of that right will not be subject to any limitation or review. We have the right to operate, administrate, develop, and change the System in any manner that is not specifically precluded by the provisions of this Agreement.

          (b)    Our Reasonable Business Judgment.    Whenever we reserve or are deemed to have reserved discretion in a particular area or where we agree or are deemed to be required to exercise our rights reasonably or in good faith, we will satisfy our obligations whenever we exercise Reasonable Business Judgment in making our decision or exercising our rights. A decision or action by us will be deemed to be the result of Reasonable Business Judgment, even if other reasonable or even arguably preferable alternatives are available, if our decision or action is intended, in whole or significant part, to promote or benefit the Great American Cookie Company system generally even if the decision or action also promotes a financial or other individual interest of us. Examples of items that will promote or benefit the Great American Cookie Company system include, without limitation, enhancing the value of the Marks, improving customer service and satisfaction, improving product quality, improving uniformity, enhancing or encouraging modernization, and improving the competitive position of the Great American Cookie Company system. By establishing the Reasonable Business Judgment standard, we and you recognize that it is in the best interest of the Great American Cookie Company system that our exercise of discretion in making decisions concerning or that affect the Great American Cookie Company system, be given the same latitude that corporate boards of directors are given in regard to decisions concerning the direction of their companies. Neither you nor any third party (including, without limitation, a trier of fact), shall substitute its judgment for our Reasonable Business Judgment.

        G.    GOVERNING LAW.

        EXCEPT TO THE EXTENT GOVERNED BY THE UNITED STATES TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. SECTIONS 1051 ET SEQ.) OR OTHER FEDERAL LAW, THIS AGREEMENT, THE LICENSE AND ALL CLAIMS ARISING FROM THE RELATIONSHIP BETWEEN US AND YOU WILL BE GOVERNED BY THE LAWS OF THE STATE OF STATE OF UTAH, EXCEPT THAT THE UTAH BUSINESS OPPORTUNITY DISCLOSURE ACT AND ANY OTHER STATE LAW RELATING TO (1) THE OFFER AND SALE OF FRANCHISES (2) FRANCHISE RELATIONSHIPS, OR (3) BUSINESS OPPORTUNITIES, WILL NOT APPLY UNLESS THE APPLICABLE JURISDICTIONAL REQUIREMENTS ARE MET INDEPENDENTLY WITHOUT REFERENCE TO THIS PARAGRAPH.

        H.    CONSENT TO JURISDICTION.

        YOU AND YOUR OWNERS AGREE THAT ALL CLAIMS, CONTROVERSIES OR DISPUTES ARISING FROM THIS AGREEMENT, THE LICENSE OR OUR RELATIONSHIP WITH YOU (AND YOUR OWNERS) MUST BE RESOLVED BY A PROCEEDING IN A COURT IN SALT LAKE COUNTY, UTAH, EXCEPT TO THE EXTENT LOCAL FRANCHISE STATUTES OR LANDLORD-TENANT EVICTION STATUTES MANDATE ANOTHER COURT AND EXCEPT AS OTHERWISE PROVIDED BELOW. WE AND YOU (AND YOUR OWNERS) IRREVOCABLY CONSENT TO AND ACCEPT THE PERSONAL AND SUBJECT MATTER JURISDICTIONS OF THE COURTS OF THE STATE OF UTAH AND THE FEDERAL COURTS LOCATED IN SALT LAKE COUNTY, UTAH FOR THESE CLAIMS, CONTROVERSIES AND DISPUTES AND WAIVE ANY OBJECTION TO THOSE JURISDICTIONS. WE AND YOU (AND YOUR OWNERS) CONSENT TO VENUE IN SALT LAKE COUNTY, UTAH AND WAIVE ANY OBJECTION TO THAT VENUE. WE AND YOU (AND YOUR OWNERS) COVENANT THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS PARAGRAPH, NO LITIGATION INVOLVING US AND YOU WILL EVER BE COMMENCED IN ANY COURT OTHER THAN A COURT IN SALT LAKE COUNTY, UTAH. NOTWITHSTANDING THE FOREGOING, WE CAN (1) IN A PROPER CASE, SEEK TEMPORARY RESTRAINING ORDERS AND TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF FROM ANY COURT, WHEREVER LOCATED, HAVING COMPETENT JURISDICTION, (2) ENFORCE JUDGMENTS OBTAINED IN THE COURTS IN SALT LAKE COUNTY, UTAH IN THE COURTS OF THE STATE(S) WHERE YOU ARE DOMICILED AND/OR THE FACILITY IS LOCATED AND (3) SEEK TO ENFORCE THE PROVISIONS OF THIS AGREEMENT WHICH RELATE TO RESTRICTIONS ON YOUR (AND YOUR OWNERS') COMPETITIVE ACTIVITIES IN THE COURTS OF THE STATE(S) WHERE YOU ARE DOMICILED, THE FACILITY IS LOCATED AND/OR THE COMPETITIVE ACTIVITIES ARE OCCURRING.

        YOU AND EACH OF YOUR OWNERS AGREE THAT SERVICE OF PROCESS MAY BE MADE ON ANY OF YOU IN ANY PROCEEDING BY SERVING YOU AND YOUR OWNERS AT THE LOCATIONS AND IN THE MANNER SPECIFIED IN SECTION 17 BELOW OR OTHERWISE AS ALLOWED BY LAW.

        I.    WAIVER OF PUNITIVE DAMAGES AND JURY TRIAL.

        EXCEPT FOR YOUR OBLIGATION TO INDEMNIFY US UNDER SECTION 15.D. AND CLAIMS WE BRING AGAINST YOU FOR YOUR UNAUTHORIZED USE OF THE MARKS OR UNAUTHORIZED USE OR DISCLOSURE OF ANY CONFIDENTIAL INFORMATION, WE AND YOU AND YOUR RESPECTIVE OWNERS WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER AND AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN US AND YOU, THE PARTY MAKING A CLAIM WILL BE LIMITED TO EQUITABLE RELIEF AND TO RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS.

        WE AND YOU IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF US.

        J.    BINDING EFFECT.

        This Agreement is binding upon us and you and our respective executors, administrators, heirs, beneficiaries, assigns and successors in interest and may not be modified except by a written agreement signed by you and two (2) of the following officers: our Chairman of the Board, President, Principal Financial Officer and/or Principal Franchise Officer.

        K.    LIMITATIONS OF CLAIMS.

        Except for claims arising from your non-payment or underpayment of amounts you owe us under this Agreement or otherwise, any and all claims arising out of or relating to this Agreement or our relationship with you will be barred unless a judicial proceeding is commenced within eighteen (18) months from the date on which the party asserting the claim knew or should have known of the facts giving rise to the claims.

        L.    CONSTRUCTION.

        The preambles and appendices are a part of this Agreement which, together with any riders, addenda and exhibits, the Operations Manual and our other written policies, the Lease, the Equipment Order (if any), the Agreement for Purchase and Sale of Assets (if any), the Turn-Key Asset Purchase Agreement (if any), the Principal's Agreement (if any), the Collateral Assignment of Lease (if any) and the Lease Rider and Modification (if any), constitutes our and your entire agreement, and there are no other oral or written understandings or agreements between us and you relating to the subject matter of these agreements. Our Franchise Offering Circular is not deemed to be a part of this Agreement. Nothing in this Agreement is intended, nor is deemed, to confer any rights or remedies upon any person or legal entity not a party to this Agreement.

        Except where this Agreement expressly obligates us reasonably to approve or not unreasonably to withhold our approval of any of your actions or requests, we have the absolute right to refuse any request you make or to withhold our approval of any of your proposed, initiated or completed actions that require our approval.

        The headings of the several sections and paragraphs are for convenience only and do not define, limit or construe the contents of the sections or paragraphs.

        References in this Agreement to "we," "us" and "our," with respect to all of our rights and all of your obligations to us under this Agreement, will be deemed to include any of our affiliates with whom you deal. The term "affiliate," as used with you or us, means any person or entity directly or indirectly owned or controlled by, under common control with or owning or controlling you or us. For purposes of this definition, "control" means the power to direct or cause the direction of management and policies.

        If two or more persons are at any time the Licensee under this Agreement, whether as partners or joint venturers, their obligations and liabilities to us will be joint and several. References to "owner" mean any person holding a direct or indirect, legal or beneficial ownership interest or voting rights in you (or a transferee of this Agreement and the FACILITY or an interest in you), including, without limitation, any person who has a direct or indirect interest in you (or a transferee), this Agreement, the License or the FACILITY and any person who has any other legal or equitable interest, or the power to vest in himself or herself any legal or equitable interest, in their revenue, profits, rights or assets. References to a "controlling interest" in you mean the percent of your voting shares or other voting rights resulting from dividing one hundred percent (100%) of the ownership interests by the number of your owners immediately prior to or after the time the determination must be made. "Person" means any natural person, corporation, limited liability company, general or limited partnership, unincorporated association, cooperative or other legal or functional entity.

        The term "FACILITY" includes all of the assets of the Cookie System Facility you operate under this Agreement, including its revenue and income and the Lease.

        This Agreement may be executed in multiple copies, each of which will be deemed an original.

17.    NOTICES AND PAYMENTS.

        (a)   All notices, reports and payments permitted or required to be delivered to us by the provisions of this Agreement or the Operations Manual, in order to be effective, must be in writing and delivered by United States certified or registered mail, postage prepaid, or by independent private delivery service (such as Federal Express, Airborne or UPS) to us at the address identified on the first page of this Agreement or any other address of which we have notified you.

        (b)   If any notice is given to you, it may be given or sent to you or your Managing Owner at the address identified on the first page of this Agreement, the FACILITY's address (if different) or any other address of which you have notified us.

        (c)   If any notice is given or sent to one of your owners, it may be given to that owner at the address identified on the first page of this Agreement, the FACILITY's address (if different) or any other address of which the owner has notified us.

        (d)   Properly given or sent notices will be deemed delivered on the earlier of the date it is actually received at an address or by a person described in subparagraphs (a) through (c) above or seven (7) days after it is sent.

        (e)   Notice given either to you or any owner in the manner provided in subparagraphs (b) and (c) above will be deemed effective notice to you and all owners.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date stated on the first page.

GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC		MRS. FIELDS' ORIGINAL COOKIES, INC.

/s/ SANDRA BUFFA		/s/ MICHAEL WARD
By:	Sandra Buffa	By:	Michael Ward
Its:	Sr. Vice President	Its:	Sr. Vice President
DATED:	March 16, 2004	DATED:	March 16, 2004

STORE LOCATION SCHEDULE

Franchise Agreement—Store Location dated March 16, 2004

Company	Store	# Concept	Name	Address		City	State	zip	Phone	Open Date
97	3414	GAC	Discover Mills	5900 Sugerloaf Parkway	Suite 428	Lawrenceville	GA	30043	(678) 847-5360	11/2/2001
97	4120	GAC	Orange Park Mall	1910 Wells Road		Orange Park	FL	32073	(904) 264-7664	3/7/1984
97	4225	GAC	Mid Rivers Mall	2048 Mid Rivers Mall		St Peters	MO	63376	(636) 279-2410	10/14/1987
97	4256	GAC	Towne Mall	3461 Towne Boulevard		Carlisle	OH	45005	(513) 422-0147	3/8/1988
97	6102	GAC	Greenbriar Mall	2841 Greenbriar Pkwy	SW Space N-426	Atlanta	GA	30331	(404) 349-6626	9/1 /1977
97	5103	GAC	Southlake Mall	1-75 & G a 54		Morrow	GA	30260	(770) 961-8444	4/1/1978
97	5110	GAC	Shannon Mall	Highway 138 & 1-85	Space 729	Union City	GA	30291	(770) 969-1144	9/1 /1980
97	5116	GAC	South Dekalb Mall	2801 Candler Road		Decatur	GA	30034	(404) 243-9279	7/17/1982
97	5143	GAC	Northpark Mall (Mo)	201 Rangeline		Joplin	MO	64801	(417) 624-2447	9/15/1984
97	5147	GAC	Sooner Fashn Mall	3515 West Main		Norman	OK	73072	(405) 360-3737	8/4/1984
97	5152	GAC	Market Place	2000 North Mall	Space B-9	Champaign	IL	61820	(217) 351-1555	5/7/1987
97	5179	GAC	Towne Square Mall	5000 Frederica St	Space #22	Owensboro	KY	42301	(270) 685-0225	12/15/1988
97	5205	GAC	McCain Mall	3929 Mccain Blvd	Space F6	North Little Rock	AR	72116	(501) 758-5511	12/4/1989
97	5208	GAC	Findlay Village	1800 Tiffin Avenue		Findlay	O H	45840	(419) 422-3333	11/29/1990
97	5231	GAC	Towne East Square	7700 East Kellogg	Space Q-01A	Wichita	KS	67207	(316) 686-9403	6/18/1993
97	5235	GAC	Northpoint Mall I	1000 Northpoint Circ	Lower Suite 1128	Alpharetta	GA	30022	(770) 751-1286	10/20/1993
97	5251	GAC	River Ridge Mall	3405 Candlers Mnt Rd	Space K-380	Lynchburg	VA	24502	(434) 239-0974	12/23/1994
97	5256	GAC	Galleria At Centervi	2922 Watson Blvd	Space 845	Centerville	GA	31028	(478) 953-9771	3/11/2002
97	5265	GAC	Regency Sq (Va)	1420 Parham Road	Space F-19	Richmond	VA	23229	(804) 741-7828	9/26/1995
97	5275	GAC	Midland Park Mall	4511 N Midkiff	Space C-29	Midland	TX	79705	(432) 689-8000	3/20/1996
97	5283	GAC	Lakeland Sqr Mall	3800 US Hghwy 98N	Room 728	Lakeland	FL	33809	(863) 858-1264	10/26/1994
97	5290	GAC	Acadiana Mall	5725 Johnston St		Lafayette	LA	70503	(337) 981-5713	4/1/1979
97	5292	GAC	Cordova Mall	5100 N 9th Ave		Pensacola	FL	32504	(850) 478-2200	3/5/1986
97	5293	GAC	Cortana Mall	9827 Cortana Place		Baton Rouge	LA	70815	(225) 928-0848	11/18/1982
97	5300	GAC	Oakwood Center-La	Westbank Expwy &	Whitney Ave	Gretna	LA	70053	(504) 368-2344	8/3/1983
97	5301	GAC	Panama City Mall	2188 Martin Luther King Blvd		Panama City	FL	32405	(850) 763-9981	12/5/1979
97	5309	GAC	Padre Staples Mall	5844 S Padre Island Dr	#2080	Corpus Christi	TX	78411	(361) 991-6699	2/28/1997
97	5316	GAC	Prien Lake Mall I	Prien Lake Road &	Ernest St.	Lake Charles	LA	70601	(337) 478-2447	10/7/1982
97	5323	GAC	Crossroads Mall	Crossroads Mall (Ok) #2128	7000 Crossroads Blvd	Oklahoma City	OK	73149	(405) 631-6858	12/1/1981
97	5325	GAC	Northpark Mall (la)	320 North Kimberly D		Davenport	IA	52806	(563) 386-9525	8/5/1981
97	5329	GAC	Westgate Mall Tx	7701 1-40 West	Space 124	Amarillo	TX	79120	(806) 358-7388	10,6/1982
97	5331	GAC	Prien Lake Mall Ii	496 West Prien	Lake Road	Lake Charles	LA	70601	(337) 474-6671	9/9/1990
97	5332	GAC	Ashville Mall (Nc)	3 South Tunnel Road		Asheville	NC	28802	(828) 298-2849	9/1/1998
97	5334	GAC	Citadel Mall (Sc)	2070 Sam Rittenburg	Blvd	Charleston	SC	29407	(843) 556-2387	9/1/1998
97	5338	GAC	Haywood Mall	700 Haywood Road		Greenville	SC	29607	(864) 234-5559	9/1/1998
97	5342	GAC	Northwoods Mall	2150 Northwoods Blvd		North Charleston	SC	29418	(843) 824-8600	9/1/1998
97	5343	GAC	Westgate Mall	205 Blackstock Road		Spartanburg	SC	29301	(864) 574-6940	9/1/1998
97	5348	GAC	Park Plaza Mall	6000 West Markham St		Little Rock	AR	72205	(501) 663-7726	2/21/2000
97	5350	GAC	Oglethorpe Mall	7804 Abercorn Extension		Savannah	GA	31406	(912) 354-7591	12/7/2000
97	5352	GAC	Gurnee Mills I	6170 West Grand Avenue	Space 700	Gurnee	IL	60031	(847) 855-0066	12/16/2000
97	5353	GAC	Gurnee Mills 11	6170 West Grand Avenue	Space T205	Gurnee	IL	60031	(847) 855-0083	12/16/2000
97	5903	GAC	Ohio Valley Mall	Ohio Valley Mall Drive		St Clairsville	OH	43950	(740) 695-5996	6/23/1999
97	5906	GAC	Circle Centre	49 West Maryland Street	Suite 161	Indianapolis	IN	46204	(317) 636-3632	4/12/2002
97	5907	GAC	Cottonwood Mall	10000 Coors Bypass NW	Space VC-01	Albuquerque	NM	87114	(505) 899-2428	4/1/2003
97	5908	GAC	Yorktown Shopping Center	203 Yorktown	Space Fc-12A	Lombard	IL	60148	(630) 705-0083	11/11/2003
97	15338	GAC	Haywood Mall Kiosk	700 Haywood Road		Greenville	SC	29607	(864) 234-5555	9/1/1998

APPENDIX A

Mrs. Fields Holding Company, Inc.	100%

APPENDIX B

N/A

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  Exhibit 10.28
GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC LICENSE AGREEMENT
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GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC LICENSE AGREEMENT